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                                                                    EXHIBIT 99.1


Thursday August 14 5:00 PM EDT

Company Press Release

Source: Sanctuary Woods Multimedia Corp.

Sanctuary Woods and Theatrix Interactive Merge to Create a Strong Competitor In the Educational Software Market

Theatrix Acquisition by Sanctuary Woods Complete

SAN MATEO, Calif., Aug. 14 /PRNewswire/ -- Sanctuary Woods Multimedia Corporation (traded over-the-counter under the symbol SWMC) today announced that the acquisition of Theatrix Interactive, Inc. has been completed. The new combined company will be consolidating product offerings and key personnel into one united company under a new name that is yet to be finalized.

Marylyn Rosenblum, previously Acting Executive Vice President of Education for Sanctuary Woods was appointed Acting President and CEO. In addition, Joyce Hakansson, formerly Director, Vice President and Creative Director of Theatrix, assumes the same position at the newly formed company. The new Board of Directors will be comprised of Ms. Rosenblum, Ms. Hakansson, Mr. Lawrence D. Lenihan, Jr., Managing Member of the General Partner of the Pequot Private Equity Fund, L.P. for Dawson-Samberg Capital Management, Inc., the largest Sanctuary Woods' shareholder, and venture capitalist Mr. Erik Jansen, COO of Digital Media Capital, LLC.

"Together, Sanctuary Woods and Theatrix boast over 50 awards and merits for our software titles," said Marylyn Rosenblum. "With the Theatrix acquisition, the company will continue to increase its focus on the educational software market, an area that we think offers strong potential growth for the company. "Despite challenging market conditions, we believe that our continued focus on our Head Coach(TM), Franklin, Math Heads(TM) and Hollywood(TM) lines of educational products position us for success," said Marylyn Rosenblum.

"The Theatrix products are very complementary to the existing Sanctuary Woods education products and together they will improve the company's competitive position in the educational software market," said Joyce Hakansson. "We're able to provide a comprehensive product line of early learning through middle school titles that meet the specific needs of each market segment," she added.

Under the terms of the agreement, Sanctuary Woods will issue 3,102,528 shares of its Common Stock in consideration for all of the shares of Theatrix capital stock. In addition, Sanctuary Woods has issued a warrant to Kingdon Capital to purchase 500,000 shares of Common Stock of Sanctuary Woods. Up to an additional 500,000 shares of Common Stock of Sanctuary Woods are issuable one year after the effective date of the merger if certain revenue goals are met with respect to products acquired from Theatrix. 300,000 shares of Common Stock are set aside for issuance to former Theatrix employees who become employees of Sanctuary Woods pursuant to the Company's 1996 Stock Option Plan. The transaction was structured to qualify as a tax-free reorganization.



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About Sanctuary Woods Founded in 1988, San Mateo-based Sanctuary Woods
Multimedia is the innovative developer of the Head Coach(TM) line of sports-based educational software titles derived from unique licensing agreements with NFL(TM) Properties, the National Football League Players Incorporated and Major League Baseball Properties. Current titles include Major League Math(TM), Major League Reading(TM), NFL(TM) Math and NFL(TM) Reading. Major League Math Second Edition was recently awarded Newsweek Magazine's "Editor's Choice" award. The company also manufacturers the popular Franklin series which includes Franklin Learns Math, Franklin's Reading World and Franklin's Activity Center. All are based on the popular Franklin storybook character. Sanctuary Woods can be reached at 800-943-3664 or visit the company's Web site located at http://www.ah-hah.com.

NOTE: Sanctuary Woods is a registered trademark, and Head Coach is a trademark of Sanctuary Woods Multimedia. Hollywood, Math Heads, Theatrix, Theatrix Interactive and the Theatrix logo are the trademarks of Theatrix Interactive. Franklin is a trademark of Kids Can Press Ltd. Major League Math and Major League Reading are trademarks of Major League Baseball Properties, Inc. NFL is a trademark of National Football League Properties.

The statements in this press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Such risks include among others: the need to integrate the two organizations and the combined companies' development efforts and product offerings; the highly competitive market; the ability of the Company to raise sufficient working capital to meet the requirements of the combined companies; the volatility of the Company's stock price; and the reliance on key personnel. Further risks are described in the Company's Form 10K filed with the Securities and Exchange Commission on June 30, 1997 and other risks detailed from time to time in the Company's report filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Sanctuary Woods Multimedia Corp.